UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 29, 2013

SAFEWAY INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-00041	94-3019135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of Principal Executive Offices)	(Zip Code)
(925) 467-3000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 29, 2013, Safeway Inc. announced the appointment of Robert L. Edwards, currently the Company’s President, as its new Chief Executive Officer and President. Mr. Edwards will succeed Steven A. Burd, who is retiring as Chairman and Chief Executive Officer effective May 14, 2013. Mr. Edwards will also join the Company’s Board of Directors.

Mr. Edwards, age 57, joined Safeway as Executive Vice President and Chief Financial Officer in 2004. In April 2012, he was named President, with overall responsibility for the Company’s retail operations, marketing, merchandising, corporate brands, manufacturing, distribution and finance functions. He continued as Chief Financial Officer until Peter J. Bocian joined the Company and succeeded him in that role in February 2013.

Prior to joining Safeway, Mr. Edwards served as Executive Vice President and Chief Financial Officer of Maxtor Corporation, a hard drive manufacturer, from September 2003 to March 2004. Prior to joining Maxtor, Mr. Edwards served as an officer of Imation Corporation, a developer, manufacturer and supplier of magnetic and optical data storage media, for five years. During most of that period, he held the position of Senior Vice President, Chief Financial Officer and Chief Administrative Officer. He joined Imation Corp. in April 1998 after 20 years of experience in the transportation and energy industries with Santa Fe Pacific Corporation and affiliated or predecessor companies. Mr. Edwards also serves as a director of the Company’s subsidiary, Blackhawk Network Holdings, Inc., and of Casa Ley, in which the Company has a 49% ownership interest.

In connection with his appointment as Chief Executive Officer, Mr. Edwards' targeted annualized compensation has been set at $8.4 million. Effective May 15, 2013, Mr. Edwards will receive an annual base salary of $1,150,000 and an annual incentive bonus opportunity targeted at 100% of his base salary, with a maximum bonus opportunity of up to 200% of his base salary, to be earned based on the achievement of annual performance targets to be established by the Board of Directors or the Executive Compensation Committee of the Board.
Mr. Edwards will also receive additional equity grants targeted to provide him with an annualized equity grant value equal to approximately $6.1 million. On May 15, 2013, Mr. Edwards will be granted 85,213 performance shares (which is the target share amount). The performance shares will be earned, if at all, at the end of a three-year performance period based upon the Company’s earnings per share compound annual growth rate (EPS CAGR) relative to the EPS CAGRs of the companies in the S&P 500. The specific performance share award goals are identical to those described in the Company's definitive Proxy Statement filed on April 1, 2013. Mr. Edwards is eligible to earn a maximum of 200% of his target share amount. To achieve the targeted equity value, Mr. Edwards will also be granted a non-qualified stock option to purchase shares of Safeway Common Stock at an exercise price equal to the closing price of Safeway's stock on the date of grant. The stock option will vest ratably over four years from the date of Mr. Edwards' appointment as CEO and will have a ten-year term.
A copy of the press release announcing the appointment of Mr. Edwards as Chief Executive Officer is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 8.01. Other Events.
On April 29, 2013, Safeway also announced that T. Gary Rogers, currently the Company’s Lead Independent Director, will become Non-Executive Chairman upon Mr. Burd’s retirement.

On April 29, 2013, the Company issued a press release announcing the appointments of Mr. Edwards as Chief Executive Officer and Mr. Rogers as Non-Executive Chairman. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 29, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEWAY INC.
(Registrant)

May 2, 2013	By:	/s/ Robert A. Gordon
	Name:	Robert A. Gordon
	Title:	Senior Vice President,
Secretary & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 29, 2013